Exhibit 99.1

CSP Inc. Reports Fiscal Second Quarter 2024 Operating Results; 23% Growth in Services Revenue Drives Gross Margin Percentage Expansion to 47% and Nearly Five-Fold Increase in Net Income

ARIA Zero Trust PROTECT (“AZT PROTECT™” or “AZT”) Launch Broadens to Address Mid-Market Opportunity While Fortune 500 Pipeline Increases; Global Pharmaceutical Company Signs Multi-Million Dollar AZT Contract

LOWELL, Mass., May 8, 2024 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of cybersecurity AI-driven solutions (AZT), security and packet capture products, managed IT and professional / cloud services and technology solutions, today announced results for the fiscal second quarter ended March 31, 2024. The Company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable June 12, 2024, to shareholders of record on the close of business on May 24, 2024.

Recent Achievements and Operating Highlights

●	Services revenue and high margin AZT sale contributes to the expanded gross margin and net income of $1.6 million for the fiscal second quarter
●	Recently published case study of AZT PROTECT™ in The Journal, an award-winning publication from Rockwell Automation and Our PartnerNetwork™, reached a subscriber base of over 50,000. The Journal educates the industrial automation market on leading-edge methods, trends, and technologies
●	CRN®, a brand of The Channel Company, named CSPi Technology Solutions to its Managed Service Provider (MSP) 500 list in the Security 100 category for 2024.
●	Continued strong balance sheet allows the company to rapidly invest in AZT PROTECT™ market development initiatives
●	ARIA Cybersecurity Wins Global Infosec Cybersecurity Product Award for AZT PROTECT at RSA
●	ARIA Cybersecurity Wins Prestigious Globee Cybersecurity Product Award for AZT PROTECT

"Our business continued to operate at a high level during the quarter, and across the board we are building a pipeline that is in line with, or well above our internal plans. As a result, we continue to execute a strategy designed to generate sustained long-term growth and profitability,” commented Victor Dellovo, Chief Executive Officer. “The consistent performance of our Technology Solutions (TS) business and robust balance sheet is enabling investment in certain sales and marketing initiatives to generate the desired growth outcomes for the High Performance Products (HPP) business, mainly with the AZT offering.”

“We believe our multi-pronged market awareness strategy for the AZT offering is demonstrating the need and attractiveness to large Fortune 500 global brands. The effort has resulted in landing a major AZT customer – a global pharmaceutical company. With a dedicated sales team focused on this enterprise segment, we recently added three sales representatives to target mid-market companies while we build partnerships with organizations addressing both markets. Earlier this month, we also achieved another significant milestone with our partner Rockwell, and the publication of an AZT PROTECT™ deployment case study within a Fortune 500 company. This article published in The Journal is distributed to over 50,000 subscribers – readers that heavily rely on knowing the latest and best solutions to meet today’s cybersecurity threats and challenges.

As we move forward, we believe the focus of our direct sales team and leveraging our new and expanding partnerships is going to significantly raise the profile of the AZT offering. Despite being less than a year removed from the launch, we are building traction in the market and the level of enthusiasm remains high, as does the new business lead pipeline. We are optimistic about the opportunities we have with AZT and look forward to the second half of our fiscal year.”

Fiscal 2024 Second Quarter Results

Revenue for the fiscal second quarter ended March 31, 2024, was up slightly to $13.7 million compared to revenue of $13.3 million for the fiscal second quarter ended March 31, 2023. Services revenue constituted $5.2 million of overall sales, an increase of 23% compared to services revenue of $4.3 million in the year-ago fiscal

Exhibit 99.1

second quarter. Gross profit for the three months ended March 31, 2024, was $6.5 million, or 47% of sales, compared to $5.0 million, or 38% of sales, representing a 9% improvement as higher margin services revenue along with the high margin AZT sale fueled the growth. The Company reported net income of $1.6 million, or $0.16 per diluted common share for the fiscal second quarter ended March 31, 2024, compared to net income of $0.3 million, or $0.03 per diluted common share for the fiscal second quarter ended March 31, 2023. Earnings per diluted common share are retroactively adjusted for the effects of a stock split effected in the form of a 100% stock dividend which occurred during the second fiscal quarter of 2024.

The Company had cash and cash equivalents of $27.1 million as of March 31, 2024, providing it with the resources to invest in market awareness and growth initiatives for its products and services, including the transformative AZT offering.

Fiscal Year 2024 Six Month Results

Revenue for the fiscal six months ended March 31, 2024, was $29.1 million compared with revenue of $31.6 million in same prior year period. Gross profit for the fiscal six months ended March 31, 2023, was $10.6 million, or 36% of sales compared with $10.8 million, or 34% of sales, reflecting a more favorable product mix and benefiting from the higher margin services revenue in the 2024 fiscal second quarter. The Company reported net income of $1.5 million, or $0.16 per diluted common share in the fiscal six months ended March 31, 2024 compared with net income of $1.3 million, or $0.14 per diluted common share for the fiscal six months ended March 31, 2023.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, May 8, 2024, to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/50580. Individuals also may listen to the call via telephone, by dialing 77-545-0523 or 973-528-0016 and use the Participant Access Code: 533105 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from attack with our AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed. CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such

Exhibit 99.1

forward-looking statements may include but are not limited to, we are building a pipeline that is in line with, or well above our internal plans. As a result, we continue to execute a strategy designed to generate sustained long-term growth and profitability and we are optimistic about our opportunities to sign additional AZT customers during the second half of our fiscal year.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2024	September 30, 2023

Assets
Current assets:
Cash and cash equivalents	$27,119	$25,217
Accounts receivable, net	12,780	12,955
Financing receivables, net	7,625	7,171
Inventories	1,478	2,542
Other current assets	1,860	2,479
Total current assets	50,862	50,364
Financing receivables due after one year, net	2,178	4,224
Cash surrender value of life insurance	5,477	5,356
Other assets	5,683	5,960
Total assets	$64,200	$65,904

Liabilities and Shareholders’ Equity
Current liabilities	$12,535	$15,659
Pension and retirement plans	1,203	1,251
Other non-current liabilities	2,215	2,846
Shareholders’ equity	48,247	46,148
Total liabilities and shareholders’ equity	$64,200	$65,904

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31,	March 31,	March 31,	March 31,
	2024	2023	2024	2023
Sales:
Product	$8,458	$8,988	$19,865	$23,209
Services	5,248	4,281	9,216	8,404
Total sales	13,706	13,269	29,081	31,613

Cost of sales:
Product	5,416	6,580	14,644	17,351
Services	1,812	1,699	3,864	3,455
Total cost of sales	7,228	8,279	18,508	20,806

Gross profit	6,478	4,990	10,573	10,807

Operating expenses:
Engineering and development	726	858	1,426	1,694
Selling, general and administrative	4,518	3,895	8,256	7,512
Total operating expenses	5,244	4,753	9,682	9,206

Operating income	1,234	237	891	1,601

Other income (expense), net	489	155	772	(115)

Income before income taxes	1,723	392	1,663	1,486

Income tax expense	135	71	148	204

Net income	$1,588	$321	$1,515	$1,282
Net income attributable to common shareholders	$1,482	$302	$1,417	$1,205

Net income per common share - basic	$0.16	$0.03	$0.16	$0.14
Weighted average shares outstanding – basic	9,070	8,782	8,967	8,683

Net income per common share - diluted	$0.16	$0.03	$0.15	$0.14
Weighted average shares outstanding net income - diluted	9,455	8,924	9,366	8,789